Exhibit 16.1

December 14, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Navios South American Logistics Inc. (copy attached) dated December 14, 2023, which we understand will be furnished to the Securities and Exchange Commission as part of the Form 6-K of Navios South American Logistics Inc.. We agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Price Waterhouse & Co. S.R.L.

Buenos Aires, Argentina